Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Xpand Boom Technology Inc. (the “Company”) on Amendment No. 1 to Form F-4 to be filed on September 8, 2025, of our report dated March 26, 2025, with respect to our audit of the financial statements of Rising Dragon Acquisition Corp. as of December 31, 2024, and for the period March 8, 2024 (inception) through December 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Adeptus Partners, LLC

Ocean, New Jersey

September 8, 2025